UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 13, 2012 (March 12, 2012)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-52013	20-0640002
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification Number)

5 Penn Plaza (4th Floor), New York, New York 10001
(Address of principal executive offices, including zip code)

(212) 246-6700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2012, Town Sports International Holdings, Inc. (the “Company”) announced that it had hired Terry G. Kew as its Chief Operating Officer. A copy of the Company’s press release announcing the foregoing is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Mr. Kew, an Australian citizen, is expected to commence employment in April 2012, following his receipt of a United States visa. Mr. Kew, age 51, most recently was employed as a member of the global executive team of Fitness First Group Ltd, an owner and operator of health and fitness clubs in Europe, Asia and Australia. From 2000 until 2008, Mr. Kew was chief operating officer of Fitness First Australia. Prior to 2000, Mr. Kew was employed at various health and fitness companies located internationally.

Mr. Kew’s annual base salary will be $350,000, subject to future adjustment based on job performance. Mr. Kew is initially eligible to earn an annual bonus award of 50% of his base salary, which bonus is determined and payable upon achievement of certain performance targets established by the Board of Directors and pursuant to the terms of the Company’s incentive plan. In addition, in connection with his hiring and subject to the approval of the Compensation Committee of the Board of Directors, on the third business day following the Company’s public announcement of its financial results for the quarter ended March 31, 2012, Mr. Kew will receive 75,000 restricted shares of common stock of the Company pursuant to the Company’s 2006 Stock Incentive Plan, which will vest in four equal annual installments. The Company has agreed to pay up to $25,000 in relocation and moving expenses in connection with Mr. Kew moving to the United States, as well as to sponsor his and his immediate family’s visas.

In the event that Mr. Kew is terminated by the Company without cause (as defined in the offer letter), Mr. Kew will be entitled to receive one year base salary, payable in accordance with the Company’s payroll practices. In addition, in connection with his hiring, the Company will enter into a severance agreement (the “Executive Severance Agreement”) with Mr. Kew, which provides that if his employment is terminated by either (i) the Company without cause or (ii) by him for good reason (as each such term is defined in the Executive Severance Agreement) within a period of six (6) months following a change in control (as defined in the Executive Severance Agreement), then he will receive the following severance: (i) an amount equal to one year of his base salary, payable in twelve equal monthly installments; (ii) a pro rata annual bonus for the fiscal year in which the termination occurred (which bonus will be payable at such time as bonuses are paid to the Company’s employees generally); and (iii) the continuation of health and dental coverage for up to one year, with the Company continuing to pay the same portion of the premiums as it does for current employees. Any amounts payable under the Executive Severance Agreement will be offset by any amounts payable as severance under the offer letter.

Each of the foregoing severance payments is subject to (i) a covenant by Mr. Kew not compete with the Company or its subsidiaries for a period of one year following the termination date; (ii) a covenant not to solicit the employees, consultants, customers or suppliers of the Company and its subsidiaries for the one-year period following the termination date; and (iii) a covenant not to disclose confidential information at all times following the termination date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Company’s Press Release, dated March 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. (Registrant)

Date: March 13, 2012	By:	/s/ David M. Kastin
David M. Kastin
Senior Vice President – General Counsel

EXHIBIT INDEX

99.1	Company’s Press Release, dated March 12, 2012.